Exhibit 99.1

PRESS RELEASE

US $

RESOLUTE REPORTS PRELIMINARY FOURTH QUARTER AND 2015 RESULTS

•	Q4 adjusted EBITDA of $41 million / $276 million in 2015
•	Lower costs and CAD tailwind insufficient to overcome $348 million of lower pricing for 2015
•	Net pension & OPEB liability dropped by $438 million
•	Continuing to execute on growth strategy into tissue with Atlas Paper acquisition
•	Q4 loss of $0.29 per share (excl. special items) / GAAP net loss of $2.39 per share

MONTREAL, CANADA, February 4, 2016 – Resolute Forest Products Inc. (NYSE: RFP) (TSX: RFP) today reported a net loss of $26 million (excluding special items), or $0.29 per share, for the quarter ended December 31, 2015, compared to net income of $35 million (excluding special items), or $0.37 per share, in the same period in 2014. Sales were $894 million in the quarter, down $161 million, or 15%, from the fourth quarter of 2014. GAAP net loss was $214 million, or $2.39 per share, compared to a net loss of $109 million, or $1.15 per share, in the fourth quarter of 2014.

For the year, the company reported a net loss of $24 million (excluding special items), or $0.26 per share, compared to net income of $39 million (excluding special items), or $0.41 per share, in 2014. Annual sales were $3.6 billion, down $613 million, or 14%, from 2014. GAAP net loss for the year was $257 million, or $2.78 per share, compared to a net loss of $277 million, or $2.93 per share, in 2014. Almost all the special items in the periods covered are made up of non-cash impairment or closure-related costs, and non-cash non-operating pension expenses.

“Even as we continue to make progress lowering our costs, the price deterioration we experienced in the fourth quarter and for all of 2015 demonstrates that the forest products industry has not been spared from the cyclical downturn in global commodities,” said Richard Garneau, president and chief executive officer. “With our financial strength, our competitive position and our focus on operational excellence, we are well positioned to weather this storm and to sustain our growth initiatives in wood products, market pulp and tissue. As we enter the critical construction stages of our Calhoun tissue expansion, we’re also focused on: gaining efficiency with our two new Northern Ontario sawmills; quickly ramping-up the Calhoun continuous pulp digester; and smoothly integrating Atlas Paper after our November acquisition. This transaction not only gives us an immediate tissue presence and allows us to capture unique synergies, but the Atlas management team also adds a key success factor in the execution of the Calhoun tissue expansion.”

Non-GAAP financial measures, such as adjustments for special items and adjusted EBITDA, are explained and reconciled below.

OPERATING INCOME VARIANCE AGAINST PRIOR PERIOD

Consolidated

The company reported an operating loss of $226 million in the quarter, compared to operating income of $6 million in the third quarter. The difference reflects primarily lower selling prices ($22 million), particularly for wood products, newsprint and market pulp, as well as a $14 million non-cash settlement charge related to annuity purchases for certain inactive U.S. employees, and an unfavorable variance related to property tax adjustments and the recognition of additional tax credits in connection with infrastructure investments during the third quarter ($13 million).

The company also incurred a $176 million non-cash impairment charge in the fourth quarter in connection with the write-down of assets at the Catawba, South Carolina, mill. In the same quarter of 2014, the company reported $131 million of accelerated depreciation and other closure-related costs associated with the permanent capacity closures announced in that quarter.

The company reported an operating loss of $219 million for the full-year period, compared to a loss of $174 million in 2014. Lower selling prices across all the segments unfavorably affected operating income by $348 million in the year, including a 17% drop in average transaction price in the wood products segment, 13% in newsprint, 8% in market pulp and 2% in specialty papers. Operating results were also affected by lower volume overall, reflecting lower shipments of newsprint and specialty papers following capacity rationalization initiatives in 2014 to, among other things, adapt to changing market dynamics. This was only partially offset by an increase of wood products shipments as a result of capacity enhancement initiatives in that segment.

Total pension and other postretirement benefit (“OPEB”) expenses were $68 million higher in 2015, which is related to the $330 million increase in balance sheet net pension and OPEB liability in 20141 and the fourth quarter settlement charge related to annuity purchases for certain inactive U.S. employees. Otherwise, manufacturing costs fell by $148 million compared to 2014, which reflects the abnormally cold winter of 2014 ($40 million), the effect of asset optimization initiatives ($37 million) as well as lower costs associated with maintenance and higher productivity ($25 million), and lower natural gas, chemicals and other commodity-related costs ($16 million). The weaker Canadian dollar favorably affected operating income by $171 million.

Closure-related costs were $181 million in 2015 as a result of the Catawba impairment, compared to $278 million in 2014 when the company incurred accelerated depreciation and other closure-related charges in connection with the permanent closure of the Laurentide, Quebec, and Iroquois Falls, Ontario, mills, in addition to a paper machine at the Catawba mill and two newsprint machines in Quebec.

Market Pulp

The market pulp segment generated operating income of $17 million in the fourth quarter, $5 million lower than the third. The decrease reflects a 3%, or $16 per metric ton, drop in the average transaction price largely due to softer market conditions in North America and a 24,000 metric ton decrease in shipments, or 7%. In addition to an unfavorable variance due to a property tax adjustment in the third quarter, these unfavorable effects were only partly offset by $7 million of other lower manufacturing costs. As a result, the operating cost per unit (or the “delivered cost”), at $574 per metric ton, was essentially unchanged. Despite down-cycle pricing, adjusted EBITDA for the segment was $30 million, for a margin of $89 per metric ton, or 14%, compared to $100 in the previous quarter and a trailing twelve month average of $94 per metric ton. Finished goods inventory was 90,000 metric tons at quarter end, a 13,000 metric ton increase from the abnormally low level at the end of the third quarter.

[1]	In the second quarter, the company changed its presentation of pension and OPEB costs to isolate the net financing and remeasurement components previously allocated to the operating segments and reallocate them to “corporate and other” in the segment presentation of operating income. Current service costs and amortization of prior service credits continue to be allocated to the operating segments.

For 2015, the segment generated operating income of $76 million, a $13 million improvement over 2014. This reflects a significant reduction in manufacturing costs, with the delivered cost down by $67 per metric ton, or 10%, as a result of a better contribution from the Saint-Félicien, Quebec, power cogeneration facility, lower commodity prices and stronger operating performance. The improvement in operating income also includes the positive effect of the weaker Canadian dollar and a positive variance related to the abnormally cold winter of 2014, which led to higher steam costs and wood prices in the year-ago period. But these favorable elements were almost entirely offset by the significant drop in average transaction price, down by $58 per metric ton, or 8%, year-over-year. Lower overall costs more than compensated for the drop in pricing, resulting in an 11% increase in adjusted EBITDA, to $129 million, or $94 per metric ton, compared to $84 in 2014. Year-end finished goods inventory was essentially unchanged from the year-ago period.

Tissue

The company acquired Atlas Paper Holdings, Inc. on November 16, and included its results of operations as of the acquisition date. Based in Florida, Atlas Paper manufactures a range of tissue products for the away-from-home and private-label at-home markets, including virgin and recycled products, covering economy, value and premium grades. It operates: three tissue machines, with an annual production capacity of approximately 65,000 short tons; 14 converting lines in Miami and Orlando; and a paper recycling facility in Tampa.

Starting with the fourth quarter, the Atlas Paper results of operations are reported in a stand-alone “tissue” segment. In the short period since the acquisition, the tissue assets generated an operating loss of $1 million and adjusted EBITDA of nil. The average transaction price in the segment was $1,537 per short ton and the delivered cost was $1,569; sales were $11 million on shipments of 7,000 short tons.

Wood Products

The wood products segment generated an operating loss of $8 million in the quarter, compared to operating income of $9 million in the third quarter. The difference reflects the $18 per thousand board feet decrease in average transaction price, or 6%, and an unfavorable variance due to the recognition of additional tax credits in connection with infrastructure investments in the third quarter. This caused a 5% increase in the delivered cost, to $310 per thousand board feet. Shipments rose by a further 25 million board feet, or 6%, to 446 million board feet, including production improvements at the Atikokan and Ignace sawmills in Northern Ontario. Segment adjusted EBITDA was $3 million in the quarter, for a margin of $7 per thousand board feet, or 2%, compared to $43 in the previous quarter and a trailing twelve month average of $23 per thousand board feet. Finished goods inventory was slightly lower at quarter-end.

Operating income for the year was $2 million in the wood products segment, $67 million lower than in 2014. The drop is almost entirely due to the significant fall in average transaction price, down by $65 per thousand board feet, or 17%, which was only partially offset by the favorable effect of the weaker Canadian dollar and the 93 million board feet increase in shipments, or 6%. The increase in shipments follows capacity enhancement initiatives, including better productivity at the Comtois, Quebec, and Thunder Bay, Ontario, sawmills, the start-up of the Thunder Bay wood pellet facility, and also shipments from the new Atikokan and Ignace sawmills. Adjusted EBITDA for the segment was $39 million in 2015, compared to $102 million in 2014, a 62% decrease, reflecting margins of 7% and 17%, respectively.

Newsprint

The newsprint segment generated an operating loss of $13 million in the quarter, compared to a loss of $10 million in the third quarter. The widening loss is due to the further decline in average transaction price, falling another 3%, or $14 per metric ton, to $484 per metric ton. This is the fifth consecutive quarter where the average price has fallen by more than $10 per metric ton, and the effect in the quarter was only partially offset by a 7% increase in shipments, or 34,000 metric tons. The increase in shipments was due to seasonality and downtime at the Thorold, Ontario, mill in the third quarter to minimize the company’s exposure to elevated power costs in Southern Ontario. The delivered cost fell by $8 per metric ton, or 2%, in large part due to the effect of volume, and finished goods inventory was 10% lower at quarter-end compared to the third quarter. The lower pricing reduced the EBITDA margin to $5 per metric ton, compared to $12 per metric ton in the previous quarter and a trailing twelve month average of $19 per metric ton.

Primarily as a result of a significant drop in selling prices and lower shipments, the segment generated an operating loss of $23 million in 2015, compared to operating income of $20 million in 2014. The year-over-year average transaction price fell by $77 per metric ton, or 13%, and shipments were 221,000 metric tons lower, or 9%, following capacity closures in late 2014 and early 2015. These items had a $143 million and $26 million, respectively, detrimental effect on operating results, and were only partially offset by the favorable effect of the weaker Canadian dollar and asset optimization initiatives to lower costs, as well as a positive variance related to the abnormally cold winter of 2014. As a result, adjusted EBITDA in the newsprint segment fell from $89 million in 2014 to $41 million in 2015, reflecting an EBITDA margin of 4% in 2015 and 6% in 2014.

Specialty Papers

The specialty papers segment generated an operating loss of $2 million in the quarter, compared to income of $9 million in the third. The change was largely due to an increase in manufacturing costs due to the transition process to Calhoun’s new continuous digester and its pre-start-up, as well as some operational inefficiencies in Catawba, which pushed the delivered cost up by 4% in the quarter. The average transaction price was essentially unchanged, but shipments decreased by 12,000 short tons, or 3%. Finished goods inventory fell by 14,000 short tons, or 14%. Adjusted EBITDA from specialty papers was $15 million in the quarter, down from $27 million in the previous quarter, for an EBITDA margin of $38 per short ton, or 5%, compared to $66 in the previous quarter and a trailing twelve month average of $63 per short ton.

Operating income in the segment for the year was $29 million, a $48 million improvement over 2014. The change reflects mainly the favorable effect of the weaker Canadian dollar and asset optimization initiatives to lower costs, as well as a positive variance related to the abnormally cold winter of 2014. As a result, the delivered cost was down by $45 per short ton, or 6%, to $681. But these items were partially offset by a 198,000 short ton decrease in shipments following the closure of the Laurentide, Quebec, mill in the fourth quarter of 2014, as well as lower average transaction prices, down by 2%. Adjusted EBTIDA in the segment was $100 million in 2015, a 59% increase over 2014, with the EBITDA margin at $63 per short ton compared to $35 in 2014.

CONSOLIDATED QUARTERLY OPERATING INCOME VARIANCE AGAINST YEAR-AGO PERIOD

The company reported an operating loss of $226 million in the quarter, compared to a loss of $93 million in the year-ago period. The most significant contributor to the change was the lower selling prices ($115 million), which affected each segment: the average transaction price fell by 22% in wood products, 16% in newsprint, 10% in market pulp and 3% in specialty papers. Despite higher shipments of wood products with the company’s capacity enhancement initiatives, overall volume was lower ($12 million) because of 2014 newsprint and specialty papers capacity rationalization initiatives to, among other things, adapt to changing market dynamics. The effect of lower prices and volume was partially offset by the weaker Canadian dollar ($49 million) and, despite the inclusion of Atlas, lower manufacturing and freight costs ($18 million). The lower freight costs largely reflect lower fuel surcharges. Total pension and OPEB expenses increased by $29 million in the quarter, which is related to the $330 million increase in balance sheet net pension and OPEB liability in 2014 and a $14 million settlement charge in the fourth quarter related to annuity purchases for certain inactive U.S. employees.

There were $173 million of closure-related costs in the quarter, almost of all of which is due to the impairment of assets at the Catawba facility. In the same period of 2014, there was $131 million of accelerated depreciation and other closure-related costs, mostly related to the permanent capacity closures announced in that quarter.

CORPORATE & FINANCE

“The net pension and OPEB liability on our balance sheet fell by $438 million at year-end, mainly as a result of the favorable currency impact, an increase in the applicable discount rate and our regular contributions,” said Jo-Ann Longworth, senior vice president and chief financial officer. “With the acquisition of Atlas Paper, our cash position dropped by $177 million in the quarter, reflecting mostly the lower EBITDA, the $156 million acquisition price but also an $18 million increase in capital expenditures, to $62 million, partially offset by a favorable change in working capital. With a presently undrawn ABL, we retain very strong liquidity, over $500 million, to support our continued transformation, building on the Atlas acquisition and the Calhoun pulp digester project to scale up in tissue with our Calhoun expansion.”

OUTLOOK

Mr. Garneau added: “Like many other global commodities, market prices and margins associated with forest products were under significant pressure in 2015. In the case of newsprint, our view is that this momentum – amplified as it was by the effect of weaker global currencies – has pushed transaction prices down to levels that exaggerate actual market conditions. We’ve therefore announced, for the first time in nearly six years, two incremental newsprint price increases in North America effective as of January and February, which we are implementing. More broadly speaking, we’re confident that we have the asset base, the service model, the financial strength and the mindset to compete in this challenging environment. This applies also to our specialty papers, but market conditions in that segment show additional signs of near-term headwinds as a result of currency-driven imports, grade interchangeability and also the effect of seasonality.

Our view in market pulp is unchanged: We believe in the underlying fundamentals and growth prospects longer term, but our near-term pricing expectations remain cautious. Despite that, our continuous pulp digester in Calhoun is now running, and making good progress toward reaching its expected normal operating efficiency. We expect to reach that level by the end of this quarter, which will give us additional capacity and lower mill-wide costs.

We are also uniquely positioned to generate synergies and capitalize on related benefits with the Atlas Paper acquisition, primarily by optimizing its pulp supply with our own strong U.S. market pulp network and pressing ahead with opportunities to maximize its converting capacity. In fact, we are already well advanced in the integration process, having run a number of successful trials using Resolute kraft and recycled pulp. Our tissue segment will grow as we drive synergies and improve market penetration with Atlas and as we ramp-up our world-class tissue and converting facilities in Calhoun.

North American lumber markets continue to be under pressure as a result of lower North American lumber and log exports to Asia, but we’re confident that our asset base and competitive position will see us through this dip in the cycle. We remain optimistic longer term with the progressive recovery of U.S. housing starts and tightening Canadian log supply over time. We share the concerns of many, however, around the state of free trade for North American softwood lumber following the expiration of the 2006 Softwood Lumber Agreement last October. Our view is clear: We believe in free trade, including open and unencumbered access to the U.S. markets for all our products, including softwood lumber, because everyone benefits from open and fair market-driven competition. The U.S. has agreed to not initiate trade action that would disrupt free trade during the one-year standstill period after the expiration of the SLA. While some would have extended the SLA construct of managed trade, the U.S. has rejected the idea. Considering the truly market-based systems currently in place in Ontario and Quebec, we feel strongly that Canada should not initiate a move toward managed trade. These systems were either explicitly recognized by NAFTA bi-national panels as “market-determined,” like in the case of Ontario, or were recently implemented as a result of wholesale reforms based entirely on leading examples from the U.S., as is the case in Quebec. These extensive reforms must be recognized. In light of the recent progress toward broader international trade partnerships, when it comes to softwood lumber there is every reason for the U.S. and Canada to return to the founding principle of free trade embodied in NAFTA.”

EARNINGS CONFERENCE CALL

The company will hold a conference call to discuss the financial results at 9:00 a.m. (ET) today. The public is invited to join the call at (877) 223-4471 at least fifteen minutes before its scheduled start time. A simultaneous webcast will also be available using the link provided under “Presentations and Webcasts” in the “Investors” section of www.resolutefp.com, or directly. A replay of the webcast will be archived on the company’s website; a phone replay will also be available until February 18 by dialing (800) 585-8367, conference number 27679541.

DESCRIPTION OF SPECIAL ITEMS

	2015		2014
Special items (in millions)	Fourth quarter	Full year	Fourth quarter	Full year
Foreign currency translation loss	$2	$4	$18	$32
Closure costs, impairment and other related charges	173	181	131	278
Inventory write-downs related to closures	1	2	7	17
Start-up costs	1	5	2	4
Net gain on disposition of assets	—	—	—	(2)
Non-operating pension and OPEB costs (credits)	27	66	(2)	(10)
Write-down of equity method investment	—	—	11	61
Acquisition-related costs	4	4	—	—
Other income, net	(1)	(8)	(4)	(10)
Income tax effect of special items	(19)	(21)	(19)	(54)

Total	$188	$233	$144	$316

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

Statements in this earnings release and the earnings conference call referred to above that are not reported financial results or other historical information of Resolute Forest Products Inc. are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements relating to the company’s: efforts and initiatives to reduce costs and increase revenues and profitability; business and operating outlook; future pension funding obligations; assessment of market conditions; the company’s growth strategies and prospects and growth potential of the company and the industry in which it operates; the expected benefits of the Atlas Paper acquisition and strategies for achieving the company’s goals generally. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should,” “would,” “could,” “will,” “may,” “expect,” “believe,” “anticipate,” “attempt,” “project” and other terms with similar meaning indicating possible future events or potential impact on the company’s business or Resolute’s shareholders.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause the company’s actual future financial condition, results of operations and performance to differ materially from those expressed or implied in this earnings release and the earnings conference call referred to above include, but are not limited to, the impact of: developments in alternative media, which are expected to adversely affect the demand for some of the company’s key products, and the effectiveness of its responses to these developments; any additional closure costs and long-lived asset impairment or accelerated depreciation charges; currency fluctuations; global economic conditions; intense competition in the forest products industry; negative publicity, even if unjustified; the highly cyclical nature of the forest products industry; contributions to the company’s Canadian pension plans at levels higher than expected; the terms of outstanding indebtedness, which could restrict current and future operations; the company’s ability to maintain adequate capital resources to provide for all of its substantial capital requirements; any inability to successfully implement the company’s strategies to increase earnings power; the possible failure to successfully integrate the businesses of the company and Atlas Paper or that such integration may be more difficult, time-consuming or costly than expected or expected benefits from the acquisition may not be fully realized or realized within the expected time frame; changes in laws or regulations, including environmental regulations;

the future regulation of Canadian softwood lumber exports to the United States; countervailing duties or cash deposit requirements and other trade remedies, which could require the company to set aside or pay a substantial amount of cash and impact the competitive position of the affected operations; any difficulties in obtaining wood fiber at favorable prices, or at all; changes in the cost of purchased energy and other raw materials; changes in political or economic conditions in Canada, the United States or other countries in which the company’s products are manufactured or sold; physical and financial risks associated with climate change; any labor disputes; extreme weather conditions or natural or man-made disasters; cyber security risks; acquisitions, divestitures or other strategic transactions the company may pursue; and the potential risks and uncertainties set forth under the heading “Risk Factors” in Part 1, Item 1A of Resolute’s annual report on Form 10-K for the year ended December 31, 2014 and in Part II, Item 1A of Resolute’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2015.

All forward-looking statements in this earnings release and the earnings conference call referred to above are expressly qualified by the cautionary statements contained or referred to above and in Resolute’s other filings with the U.S. Securities and Exchange Commission and the Canadian securities regulatory authorities. Resolute disclaims any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

ABOUT RESOLUTE FOREST PRODUCTS

Resolute Forest Products is a global leader in the forest products industry with a diverse range of products, including market pulp, wood products, tissue, newsprint and specialty papers. The company owns or operates over 40 pulp, paper, tissue and wood products facilities in the United States, Canada and South Korea, as well as power generation assets in Canada. Marketing its products in close to 80 countries, Resolute has third-party certified 100% of its managed woodlands to internationally recognized sustainable forest management standards. The shares of Resolute Forest Products trade under the stock symbol RFP on both the New York Stock Exchange and the Toronto Stock Exchange.

Resolute has received multiple national and international awards for its leadership in corporate social responsibility and sustainable development, as well as for its business practices. Visit www.resolutefp.com for more information.

CONTACTS

Investors Rémi G. Lalonde Vice President & Treasurer 514 394-2345 ir@resolutefp.com	Media and Others Seth Kursman Vice President, Corporate Communications, Sustainability and Government Affairs 514 394-2398 seth.kursman@resolutefp.com

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Sales	$894	$1,055	$3,645	$4,258
Costs and expenses:
Cost of sales, excluding depreciation, amortization and distribution costs	729	791	2,826	3,240
Depreciation and amortization	61	59	237	243
Distribution costs	112	130	460	518
Selling, general and administrative expenses	45	37	160	155
Closure costs, impairment and other related charges (2)	173	131	181	278
Net gain on disposition of assets	—	—	—	(2)

Operating loss	(226)	(93)	(219)	(174)
Interest expense	(9)	(12)	(41)	(47)
Other (expense) income, net (3)	(1)	(25)	4	(83)

Loss before income taxes	(236)	(130)	(256)	(304)
Income tax benefit	23	22	1	30

Net loss including noncontrolling interests	(213)	(108)	(255)	(274)
Net income attributable to noncontrolling interests	(1)	(1)	(2)	(3)

Net loss attributable to Resolute Forest Products Inc.	$(214)	$(109)	$(257)	$(277)

Net loss per share attributable to Resolute Forest Products Inc. common shareholders:
Basic	$(2.39)	$(1.15)	$(2.78)	$(2.93)
Diluted	(2.39)	(1.15)	(2.78)	(2.93)

Weighted-average number of Resolute Forest Products Inc. common shares outstanding:
Basic	89.4	94.7	92.4	94.6
Diluted	89.4	94.7	92.4	94.6

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	December 31,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$58	$337
Accounts receivable, net:
Trade	377	449
Other	82	90
Inventories, net	541	542
Other current assets	53	46

Total current assets	1,111	1,464

Fixed assets, net	1,810	1,985
Amortizable intangible assets, net	105	62
Goodwill	59	—
Deferred income tax assets	982	1,289
Other assets	153	114

Total assets	$4,220	$4,914

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$436	$518
Current portion of long-term debt	1	1

Total current liabilities	437	519

Long-term debt, net of current portion	590	589
Pension and other postretirement benefit obligations	1,186	1,616
Deferred income tax liabilities	2	3
Other liabilities	60	70

Total liabilities	2,275	2,797

Commitments and contingencies
Equity:
Resolute Forest Products Inc. shareholders’ equity:
Common stock	—	—
Additional paid-in capital	3,765	3,754
Deficit	(1,126)	(869)
Accumulated other comprehensive loss	(587)	(718)
Treasury stock at cost	(120)	(61)

Total Resolute Forest Products Inc. shareholders’ equity	1,932	2,106

Noncontrolling interests	13	11

Total equity	1,945	2,117

Total liabilities and equity	$4,220	$4,914

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Twelve Months
	Ended December 31,
	2015	2014
Cash flows from operating activities:
Net loss including noncontrolling interests	$(255)	$(274)
Adjustments to reconcile net loss including noncontrolling interests to net cash provided by operating activities:
Share-based compensation	12	6
Depreciation and amortization	237	243
Closure costs, impairment and other related charges	176	263
Inventory write-downs related to closures	2	17
Deferred income taxes	3	(36)
Net pension contributions and other postretirement benefit payments	(62)	(157)
Net gain on disposition of assets	—	(2)
Loss on translation of foreign currency denominated deferred income taxes	199	107
Gain on translation of foreign currency denominated pension and other postretirement benefit obligations	(184)	(82)
Write-down of equity method investment	—	61
Changes in working capital:
Accounts receivable	87	106
Inventories	10	(31)
Other current assets	(4)	(3)
Accounts payable and accrued liabilities	(85)	(44)
Other, net	2	12

Net cash provided by operating activities	138	186

Cash flows from investing activities:
Cash invested in fixed assets	(185)	(193)
Acquisition of Atlas Paper Holdings, Inc., including cash overdraft acquired	(159)	—
Monetization of timber notes	—	22
Disposition of assets	—	10
Increase in countervailing duties cash deposits	(4)	—
Decrease in restricted cash	—	1
(Increase) decrease in deposit requirements for letters of credit, net	(4)	1
Other investing activities, net	—	(2)

Net cash used in investing activities	(352)	(161)

Cash flows from financing activities:
Payments of debt	—	(2)
Payments of financing and credit facility fees	(3)	(1)
Purchases of treasury stock	(59)	—
Dividend to noncontrolling interest	—	(4)

Net cash used in financing activities	(62)	(7)

Effect of exchange rate changes on cash and cash equivalents	(3)	(3)

Net (decrease) increase in cash and cash equivalents	(279)	15
Cash and cash equivalents:
Beginning of period	337	322

End of period	$58	$337

RESOLUTE FOREST PRODUCTS INC.

STATEMENTS OF OPERATING INCOME AND NET INCOME ADJUSTED FOR SPECIAL ITEMS

A reconciliation of our operating income, net income and net income per share reported before special items is presented in the tables below. See Note 4 to the Unaudited Consolidated Financial Statement Information regarding our use of non-GAAP measures.

Three months ended December 31, 2015 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$(226)	$(214)	$(2.39)

Adjustments for special items:
Foreign currency translation loss	—	2	0.02
Closure costs, impairment and other related charges	173	173	1.94
Inventory write-downs related to closures	1	1	0.01
Start-up costs	1	1	0.01
Non-operating pension and OPEB costs	27	27	0.30
Acquisition-related costs	4	4	0.04
Other income, net	—	(1)	(0.01)
Income tax effect of special items	—	(19)	(0.21)

GAAP, as adjusted for special items	$(20)	$(26)	$(0.29)

Three months ended December 31, 2014 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$(93)	$(109)	$(1.15)

Adjustments for special items:
Foreign currency translation loss	—	18	0.19
Closure costs, impairment and other related charges	131	131	1.38
Inventory write-downs related to closures	7	7	0.07
Start-up costs	2	2	0.02
Non-operating pension and OPEB credits	(2)	(2)	(0.02)
Write-down of equity method investment	—	11	0.12
Other income, net	—	(4)	(0.04)
Income tax effect of special items	—	(19)	(0.20)

GAAP, as adjusted for special items	$45	$35	$0.37

Twelve months ended December 31, 2015 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$(219)	$(257)	$(2.78)

Adjustments for special items:
Foreign currency translation loss	—	4	0.04
Closure costs, impairment and other related charges	181	181	1.96
Inventory write-downs related to closures	2	2	0.02
Start-up costs	5	5	0.06
Non-operating pension and OPEB costs	66	66	0.72
Acquisition-related costs	4	4	0.04
Other income, net	—	(8)	(0.09)
Income tax effect of special items	—	(21)	(0.23)

GAAP, as adjusted for special items	$39	$(24)	$(0.26)

Twelve months ended December 31, 2014 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$(174)	$(277)	$(2.93)

Adjustments for special items:
Foreign currency translation loss	—	32	0.34
Closure costs, impairment and other related charges	278	278	2.94
Inventory write-downs related to closures	17	17	0.18
Start-up costs	4	4	0.04
Net gain on disposition of assets	(2)	(2)	(0.02)
Non-operating pension and OPEB credits	(10)	(10)	(0.11)
Write-down of equity method investment	—	61	0.65
Other income, net	—	(10)	(0.11)
Income tax effect of special items	—	(54)	(0.57)

GAAP, as adjusted for special items	$113	$39	$0.41

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

STATEMENTS OF EBITDA AND ADJUSTED EBITDA

A reconciliation of our net income including noncontrolling interests to EBITDA and Adjusted EBITDA is presented in the tables below. See Note 4 to the Unaudited Consolidated Financial Statement Information regarding our use of the non-GAAP measures EBITDA and Adjusted EBITDA.

Three months ended December 31, 2015 (unaudited, in millions)	Market pulp	Tissue	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$17	$(1)	$(8)	$(13)	$(2)	$(206)	$(213)
Interest expense						9	9
Income tax benefit						(23)	(23)
Depreciation and amortization	13	1	11	16	17	3	61

EBITDA	$30	$—	$3	$3	$15	$(217)	$(166)

Foreign currency translation loss						2	2
Closure costs, impairment and other related charges						173	173
Inventory write-downs related to closures						1	1
Start-up costs						1	1
Non-operating pension and OPEB costs						27	27
Acquisition-related costs						4	4
Other income, net						(1)	(1)

Adjusted EBITDA	$30	$—	$3	$3	$15	$(10)	$41

Three months ended December 31, 2014 (unaudited, in millions)	Market pulp	Tissue	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$12	$—	$18	$14	$4	$(156)	$(108)
Interest expense						12	12
Income tax benefit						(22)	(22)
Depreciation and amortization	14	—	9	17	18	1	59

EBITDA	$26	$—	$27	$31	$22	$(165)	$(59)

Foreign currency translation loss						18	18
Closure costs, impairment and other related charges						131	131
Inventory write-downs related to closures						7	7
Start-up costs						2	2
Non-operating pension and OPEB credits						(2)	(2)
Write-down of equity method investment						11	11
Other income, net						(4)	(4)

Adjusted EBITDA	$26	$—	$27	$31	$22	$(2)	$104

Twelve months ended December 31, 2015 (unaudited, in millions)	Market pulp	Tissue	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$76	$(1)	$2	$(23)	$29	$(338)	$(255)
Interest expense						41	41
Income tax benefit						(1)	(1)
Depreciation and amortization	53	1	37	64	71	11	237

EBITDA	$129	$—	$39	$41	$100	$(287)	$22

Foreign currency translation loss						4	4
Closure costs, impairment and other related charges						181	181
Inventory write-downs related to closures						2	2
Start-up costs						5	5
Non-operating pension and OPEB costs						66	66
Acquisition-related costs						4	4
Other income, net						(8)	(8)

Adjusted EBITDA	$129	$—	$39	$41	$100	$(33)	$276

Twelve months ended December 31, 2014 (unaudited, in millions)	Market pulp	Tissue	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$63	$—	$69	$20	$(19)	$(407)	$(274)
Interest expense						47	47
Income tax benefit						(30)	(30)
Depreciation and amortization	53	—	33	69	82	6	243

EBITDA	$116	$—	$102	$89	$63	$(384)	$(14)

Foreign currency translation loss						32	32
Closure costs, impairment and other related charges						278	278
Inventory write-downs related to closures						17	17
Start-up costs						4	4
Net gain on disposition of assets						(2)	(2)
Non-operating pension and OPEB credits						(10)	(10)
Write-down of equity method investment						61	61
Other income, net						(10)	(10)

Adjusted EBITDA	$116	$—	$102	$89	$63	$(14)	$356

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

1.	We acquired Atlas Paper Holdings, Inc. (or “Atlas Paper”), on November 16, 2015, a manufacturer of a range of tissue products for the away-from-home and private label at-home markets, including virgin and recycled products, covering economy, value and premium grades. The purchase price for the transaction was $156 million, including working capital, and was funded from cash on hand. We began consolidating the results of operations, financial position and cash flows of Atlas Paper in our consolidated financial statements as of November 16, 2015. Atlas Paper’s results of operations are included in the tissue segment.

2.	Closure costs, impairment and other related charges for the three and twelve months ended December 31, 2015 and 2014 were comprised of the following:

(Unaudited, in millions)	Impairment of Assets	Accelerated Depreciation	Pension Plan Curtailments	Severance and Other Costs	Total
Restructuring initiative:
Paper mill in Catawba, South Carolina (1)
Fourth quarter	$176	$—	$—	$—	$176
Year	176	—	—	—	176
Permanent closures:
Paper mill in Iroquois Falls, Ontario
Fourth quarter	(1)	(1)	—	(1)	(3)
Year	—	—	—	3	3
Paper machine in Clermont, Québec
Fourth quarter	—	—	—	—	—
Year	—	2	—	—	2

Total
Fourth quarter 2015	$175	$(1)	$—	$(1)	$173
Year 2015	176	2	—	3	181

Fourth quarter 2014	$5	$95	$4	$27	$131
Year 2014	14	208	4	52	278

(1)	We recorded long-lived asset impairment charges of $176 million for the year ended December 31, 2015, related to our Catawba assets, to reduce the carrying value of the assets to fair value, which was determined based on the discounted cash flow method.

3.	Other (expense) income, net for the three and twelve months ended December 31, 2015 and 2014 was comprised of the following:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Unaudited, in millions)	2015	2014	2015	2014
Foreign exchange loss	$(2)	$(18)	$(4)	$(32)
Write-down of equity method investment	—	(11)	—	(61)
Miscellaneous income	1	4	8	10

	$(1)	$(25)	$4	$(83)

4.	Operating income (loss), net income (loss) and net income (loss) per share (or “EPS”), in each case as adjusted for special items, as well as earnings before interest expense, income taxes, and depreciation and amortization, or “EBITDA”, and adjusted EBITDA, in each case by reportable segment (market pulp, tissue, wood products, newsprint and specialty papers) in accordance with Financial Accounting Standards Board Accounting Standards Codification 290, “Segment Reporting,” are not financial measures recognized under generally accepted accounting principles, or “GAAP.”

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

We calculate operating income (loss), as adjusted for special items, as operating income (loss) from our consolidated statements of operations, adjusted for items such as closure costs, impairment and other related charges, inventory write-downs related to closures, start-up costs, gains and losses on disposition of assets, non-operating pension and other postretirement benefit costs and credits, acquisition-related costs, and other charges or credits that are excluded from our segment’s performance from GAAP operating income (loss).

We calculate net income (loss), as adjusted for special items, as net income (loss) from our consolidated statements of operations, adjusted for the same special items applied to operating income (loss), in addition to foreign currency translation gains and losses, write-down of equity method investment and other income (expense), net.

EPS, as adjusted for special items, is calculated as net income (loss), as adjusted for special items, per diluted share.

EBITDA by reportable segment is calculated as net income (loss) including noncontrolling interests from the consolidated statements of operations, allocated to each of our reportable segments, adjusted for depreciation and amortization. EBITDA for corporate and other is calculated as net income (loss) including noncontrolling interests from the consolidated statements of operations, after the allocation to reportable segments, adjusted for interest expense, income taxes, and depreciation and amortization.

Adjusted EBITDA means EBITDA, excluding the same special items applied to net income (loss).

We believe that using these non-GAAP measures is useful because they are consistent with the indicators management uses internally to measure the Company’s performance, and it allows the reader to more easily compare our ongoing operations and financial performance from period to period. Operating income (loss), net income (loss) and EPS, in each case as adjusted for special items, as well as EBITDA and adjusted EBITDA, are internal measures, and therefore may not be comparable to those of other companies. These non-GAAP measures should not be viewed as substitutes to financial measures determined under GAAP in our consolidated statements of operations in our filings with the Securities and Exchange Commission.

5.	Certain prior period amounts have been reclassified to conform to the 2015 presentation.